UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019 (December 4, 2019)

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3610	25-0317820
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 200
Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations (412) 553-1950

Office of the Secretary (412) 553-1940

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	ARNC	New York Stock Exchange
$3.75 Cumulative Preferred Stock, par value $100 per share	ARNC PR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 4, 2019, the Board of Directors of Arconic Inc. (the “Company”) adopted the Arconic Inc. 2020 Annual Cash Incentive Plan (the “Plan”). The Plan is an annual incentive plan that provides opportunities for cash awards to designated officers, including named executive officers, and other employees of the Company and its subsidiaries. Under the Plan, the Company may award cash incentives to participants based upon achievement of performance goals established pursuant to the Plan including the performance of the Company, the performance of certain divisions, business units, subsidiaries or groups and/or, where appropriate, the individual performance of the participant. The Plan becomes effective on January 1, 2020 and replaces the Arconic Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended and restated effective May 6, 2016, and the Incentive Compensation Plan of Arconic Inc., as revised and restated effective December 18, 2009.

The Plan will be administered by the Compensation and Benefits Committee of the Board of Directors of Arconic Inc. (the “Committee”), with authority to delegate its administrative powers, subject to applicable laws and stock exchange rules. Before April 1 of each calendar year (the “plan year”), the Committee will establish (i) the potential award amounts (“award levels”), generally including a threshold, target and maximum award level associated with corresponding levels of performance, (ii) the Company performance goals, (iii) weighting of the performance goals for the Chief Executive Officer and all other participants whose compensation is established by the Committee on an annual basis, such individuals described in the Plan as “executive officers” and (iv) any personal performance goals for the executive officers. With respect to all other participants, the Committee will establish the award levels and Company performance goals, and any personal performance goals will be established by the participant’s supervisor, with approval of the Chief Executive Officer.

The Company performance goals may be based on one or more financial or operational criteria established by the Committee for each plan year and described in the Plan and such other performance metrics as the Committee may deem appropriate. As soon as practicable after the Company’s audited financial statements are available for any plan year, the Committee will determine the extent to which the Company performance goals have been attained for such plan year. The Committee may make adjustments to the method of calculating the attainment of the Company Performance Goals to take into account events such as acquisitions or dispositions, restructuring and/or other nonrecurring charges, changes in accounting principles, unusual or nonrecurring items and other adjustments.

The determination of whether an executive officer has achieved his or her personal performance goals established for a plan year will be made by the Committee. The determination of whether a participant, other than an executive officer, has achieved his or her personal performance goals will be made by the Chief Executive Officer, subject to the final approval of the Committee.

Awards will be paid in cash, generally as soon as practicable after the Committee determines that the applicable performance goals were satisfied. A participant must be employed on the date an award is paid in order to receive a payment under the Plan for a plan year, with limited exceptions in the case of a participant’s retirement, death, disability or involuntary termination without cause. The aggregate amount payable to any participant under an award for any plan year may not exceed $9 million.

Awards are subject to forfeiture and recoupment in the event of certain detrimental conduct by the Participant, as well as to any recoupment requirement imposed by applicable law.

The Committee may amend, suspend or terminate the Plan at any time.

The foregoing summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Plan, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

10.1	Arconic Inc. 2020 Annual Cash Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: December 10, 2019	By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer and Secretary